Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE HOLDINGS, INC. DECLARES INITIAL DIVIDEND

AUGUST 11, 2005 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) announced today that its board of directors has declared a partial quarterly dividend for the period from August 12, 2005, to September 30, 2005, in the amount of $0.20788 per share, payable on or about October 17, 2005, to stockholders of record as of September 30, 2005.

The Company’s board of directors has adopted a dividend policy reflecting an intention to distribute a substantial portion of the cash generated by its business in excess of operating expenses and working capital requirements, interest and principal payments on its indebtedness, capital expenditures, incremental costs associated with being a public company and taxes as regular quarterly dividends to its stockholders. The Company expects to continue to pay quarterly dividends at an annual rate of $1.53 per share through at least September 30, 2006. While the Company intends to pay regular quarterly dividends pursuant to its dividend policy, all subsequent dividends may be declared by the Company’s board of directors at its discretion.

Company Information and Forward-Looking Statements

Reddy Ice manufactures and distributes packaged ice, serving approximately 82,000 customer locations in 31 states and the District of Columbia under the Reddy Ice brand name.

The disclosures herein include forward-looking statements. We believe the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Forward-looking statements often include words such as “may,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “potential,” and “continue” and the negatives of these terms and variations of them in similar terminology. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results expressed or implied by the forward-looking statements.

***